Exhibit 99.1

Infinite Reality, Inc., Global Leader Delivering Immersive Digital Experiences, To Go Public Through Combination with Newbury Street Acquisition Corporation (NASDAQ: NBST )

Transaction expected to rapidly expand Infinite Reality’s immersive audiences experiences offerings and accelerate commercial monetization opportunities

●	The transaction is expected to provide up to $128 million in proceeds
●	The transaction values the combined company at an equity value of approximately $1.85 billion
●	Infinite Reality is working with some of the world’s biggest brands, including Warner Bros. Discovery Sports, to foster immersive virtual experiences and new monetization opportunities in Web3-enabled showrooms and events
●	The company has seen rapid expansion in the past year with new product launches and acquisitions

NEW YORK AND LONDON, December 12th, 2022 - Infinite Reality, Inc. (iR), the leader in delivering immersive virtual experiences, and Newbury Street Acquisition Corporation (Nasdaq: NBST), a special purpose acquisition company, today announced they have entered into a definitive Business Combination agreement. Upon completion, NBST will change its name to Infinite Reality, Inc., and the combined company's common stock is expected to be listed on Nasdaq.

Infinite Reality business highlights

Already trusted by some of the world’s biggest brands, Infinite Reality is charting a new path for companies, sports teams, celebrities, influencers, and other creators to foster immersive personal connections and commercial opportunities in Web3 enabled events and showrooms. Moreover, iR makes it easy to enter the Metaverse, without requiring special hardware, headsets, or equipment.

iR’s tools and services empower companies, innovators, and artists to develop the richest and most forward-thinking experiences. The Innovation Team advises, manages, designs, and oversees these custom builds, leveraging the Technology Team’s platform development expertise, while the Entertainment Team produces exceptional content and events featuring the world’s best talent.

•	In November, iR announced the release of a suite of immersive digital technology products that redefine how people experience live events and online shopping. iR’s new and revolutionary INFINITE SKYBOX, INFINITE SHOWROOM, and INFINITE MAINSTREET plug-and-play virtual environments will provide the necessary back-end tools, analytics, content moderation, and user management capabilities for brands to upend the traditional, static one-way viewership of events and online retail experiences.

•	In October, iR entered into multi-year international partnership with Warner Bros. Discovery Sports to offer a new and revolutionary way for audiences to engage with their favorite athletes, retail outlets and brands. Under this partnership, a preview of the first metaverse experience was unveiled on December the 2nd, which brought the UCI Track Champions League to the Web3 world for the first time.
•	In July, iR acquired esports and entertainment conglomerate ReKTGlobal. The acquisition marked iR’s first foray into competitive global esports as they welcomed onboard ReKT-owned digitally native brands League of Legends LEC champions Team Rogue and Call of Duty League’s London Royal Ravens.

“Our team was blown away by the opportunity Infinite Reality has to truly revolutionize how people experience the internet in the future,” said Newbury CEO Tom Bushey. “Infinite Reality has the expertise, innovation, and scale to be a trailblazer helping brands connect directly with their audiences and customize their Metaverse experiences. Online commerce and entertainment will never be the same again. The creative talent and experience of this team sets iR apart and all of us at Newbury are excited to be their long-term partner "

Transaction highlights

After payment of transaction expenses, the net proceeds will be used to continue to build out infrastructure, expand teams in Europe, Asia, and the United States, accelerate marketing of iR’s products and services with a focus on sports and entertainment, music, broadcast, and brands, and to finance future acquisitions.

“We’re thrilled to announce this Business Combination and pathway for Infinite Reality to enter the public market. We continue to empower brands to upend the traditional, static one-way viewership of events and online retail experiences,” said Infinite Reality CEO John Acunto. “We’re offering the next iteration of the internet with infinite potential for brands to connect with new audiences and deepen relationships with their committed fans by offering unique, engaging, and personalized social experiences, all while creating new opportunities for commercial monetization.”

The proposed business combination is expected to provide up to $128 million growth capital to Infinite Reality and is conditioned on minimum cash of $50 million at closing. With this capital, iR will deliver a product suite that restores sovereign data ownership while accelerating and amplifying the value chain between audiences, creators, and brands in bespoke virtual environments. All current iR shareholders are rolling their existing equity. Shareholders of Newbury will also receive a contingent value right as part of the transaction as a result of which they may be entitled to receive additional shares of the combined company under certain circumstances. The completion of the proposed business combination is subject to approval by shareholders of both Infinite Reality and Newbury, as well as regulatory and other closing conditions.

Advisors

Fried, Frank, Harris, Shriver & Jacobson LLP is serving as legal counsel to Infinite Reality, Inc. along with Bryan Cave Leighton Paisner, LLP. Ackerman LLP is serving as legal counsel to Newbury along with Ellenoff Grossman & Schole LLP.

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ABOUT NEWBURY STREET ACQUISITION CORPORATION

Newbury Street Acquisition Corporation is a blank check company formed for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more businesses or entities. The company is led by Thomas Bushey, Chief Executive Officer and Kenneth King, Chief Financial Officer. The Company’s Directors include Jennifer Vesico (Chief Business Officer at Uber) , Matthew Hong (Former COO of Turner Sports), and Teddy Zee (Former EVP of Columbia Pictures). Additionally, the Company’s Advisors include Ted Seides (Capital Allocators) and Katie Soo (Former HBO Max and WB) and Maurice Koo (Rockpool Capital).

ABOUT INFINITE REALITY

Infinite Reality (iR) helps clients with audiences develop immersive Web3 experiences that maximize the value between audiences, brands, and creators. An iR powered digital experience enables brands and creators to fully control the ways in which they distribute content, engage audiences, commercialize their creations, and communicate with their communities. With its deep expertise in Hollywood production, iR develops Metaverse experiences that continuously redefine the possibilities in connected digital environments.

Our Services and Advisory teams advise, manage, design, and oversee custom builds, leveraging our Technology team’s platform development expertise. Our Entertainment and Content Creation division produces breathtaking original content and live events featuring the world’s most in-demand talent. iR’s Agency attracts, cultivates, and builds client audiences while iR’s digitally native brands, including championship esports organizations Rogue and the London Royal Ravens and premier influencer management agency TalentX Entertainment, increase awareness and adoption of Web3 opportunities. Visit theinfinitereality.com

MEDIA CONTACT

United States

Rick Cohen, H+K Strategies

E: rick.cohen@hkstrategies.com

D: +1 212 885 0563

M: +1 516 754 4683

Europe & Asia

Giang Nguyen, H+K Strategies

E: giang.nguyen@hkstrategies.com

M: +44 7771 808 320

INVESTOR CONTACT

Investors@theinfinitereality.com

Important Information About the Proposed Business Combination

In connection with the proposed Business Combination, NBST plans to file a registration statement on Form S-4 with the Securities and Exchange Commission which will include a proxy statement/ prospectus relating to the proposed Business Combination. After the Registration Statement is declared effective by the SEC NBST will mail the definitive Proxy Statement/ Prospectus to holders of NBST’s shares of common stocks of a record date to be established in connection with NBST’s solicitation of proxies for vote by NBST shareholders with respect to the proposed Business Combination and other matters as described in the Proxy Statement/ Prospectus. NBST shareholders and other interested persons are urged to read the preliminary Proxy Statement/ Prospectus and the amendments thereto, the definitive Proxy Statement/ Prospectus, and documents incorporated by reference therein, as well as other documents filed with the SEC in connection with the proposed Business Combination. Shareholders will be able to obtain copies of the Proxy Statement/ Prospectus and other documents containing important information about NBST, Infinite Reality and the proposed Business Combination filed with the SEC once such documents are available on the website maintained by the SEC at www.sec.gov.

Participants in the Solicitation

NBST, Infinite Reality  and their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies from the shareholders of NBST in connection with the proposed transaction under the rules of the SEC. Information about the directors and executive officers of NBST and their ownership of shares of NBST's common stock is set forth in its Annual Report on Form 10-K for the year ended December 31, 2021, which was filed with the SEC on March 31, 2022, and in subsequent documents filed with the SEC, including the proxy statement/prospectus referred to above. Additional information regarding the persons who may be deemed participants in the proxy solicitations and a description of their direct and indirect interests in the proposed transactions, by security holdings or otherwise, will also be included in the prospectus/proxy statement and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication contains "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may generally be identified by terminology such as "may," "should," "expects," "plans," "anticipates," "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other similar words or expressions that predict or indicate future events or trends that are not statements of historical matters. These statements are only predictions. NBST and Infinite Reality have based these forward-looking statements largely on their then-current expectations and projections about future events and financial trends as well as the beliefs and assumptions of management. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond each of NBST's and Infinite Reality's control. Actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: (i) risks associated with NBST's ability to obtain the shareholder approval required to consummate the proposed transactions and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transactions will not occur; (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the proposed transactions; and (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the proposed transactions. We refer you to the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of NBST's Annual Report on Form 10-K for the year ended December 31, 2021, and other filings made with the SEC and that are available on the SEC's website at www.sec.gov. All of the forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein. Accordingly, you should not rely upon forward-looking statements as predictions of future events. Neither NBST nor Infinite Reality can assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication relate only to events as of the date on which the statements are made. Except as required by applicable law or regulation, NBST and Infinite Reality undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of an unanticipated event.